Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CVENT, INC.

Cvent, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1.	The name of the Corporation is Cvent, Inc. The Corporation was originally incorporated under the name “Cvent.com, Inc.” The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 20, 1999.

2.	This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3.	The text of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, Cvent, Inc. has cause this Amended and Restated Certificate of Incorporation to be signed by the undersigned duly authorized officer of the Corporation on             , 2013

Signed:

Printed Name:

Title:

EXHIBIT A

ARTICLE I

The name of the corporation is Cvent, Inc. (the “Corporation”).

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, DE 19808. The name of the registered agent at such address is Corporation Service Company.

ARTICLE IV

4.1 Capital Stock. The total number of shares of stock that the Corporation shall have authority to issue is 1,169,675,300, consisting of the following:

1,000,000,000 shares of common stock, $0.001 par value per share (“Common Stock”); and

169,675,300 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”). 69,675,300 of the Preferred Stock shall be designated “Series A Preferred Stock.”

4.2 Post-Automatic Conversion Capitalization. Upon the automatic conversion of all of the outstanding shares of Preferred Stock in accordance with the provisions of Section 5.3 of this Certificate of Incorporation, the Corporation shall immediately thereafter be authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

4.3 Increase or Decrease in Authorized Capital Stock. Subject to the rights of holders of any series of Preferred Stock, the Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

4.4 Reverse Stock Split. Immediately upon the filing of this Amended and Restated Certificate of Incorporation (the “Split Effective Time”), (i) each four (4) shares of the Common Stock issued and outstanding at the Split Effective Time shall be exchanged and combined, automatically and without further action, into one (1) share of Common Stock and (ii) each four (4) shares of the Series A Preferred Stock issued and outstanding at the Split Effective Time shall be exchanged and combined, automatically and without further action, into one (1) share of Series A Preferred Stock (the “Reverse Stock Split”). No fractional shares resulting from the Reverse Stock Split shall be issued in connection with the Reverse Stock Split, and any fractional shares otherwise issuable to a holder of record of shares of the Common Stock or Preferred Stock (as defined herein) as of the Split Effective Time shall instead be rounded up to the nearest whole share.

ARTICLE V

Prior to the closing of the Corporation’s initial public offering (the “Effective Date”), the terms and provisions of the Common Stock and Series A Preferred Stock are as follows:

5.1 Definitions. For purposes of this Article V, the following definitions shall apply:

(a) “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise (other than stock dividends payable in the same class or series of stock), or the purchase, redemption or other acquisition of shares of the Corporation by the Corporation or its subsidiaries for cash or property, other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase at the lower of cost or fair market value, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of capital stock of the Corporation in connection with the settlement of disputes with any stockholder, and (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of a Supermajority.

(b) “Qualified IPO” shall mean the closing of the first firm commitment underwritten public offering of the Common Stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of the Corporation’s Common Stock at a price per share of not less than $3.90 (as adjusted for any Recapitalization).

(c) “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event occurring after the date of filing of this Certificate of Incorporation.

(d) “Supermajority” shall mean the affirmative vote of the holders of more than eighty-two percent (82%) of the then-outstanding shares of the Common Stock and Series A Preferred Stock (voting together as a single class and on an as-converted basis).

5.2 Dividends. Dividends may be paid on the capital stock of the Corporation when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor. Any dividends set aside or paid in any fiscal year shall be set aside or paid among the holders of the Series A Preferred Stock and Common Stock then outstanding in proportion to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Series A Preferred Stock were converted.

5.3 Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into the same number of fully-paid, nonassessable shares of Common Stock, subject to adjustment as set forth herein.

(b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into the same number of fully-paid, non-assessable shares of Common Stock (i) immediately prior to the closing of a Qualified IPO or (ii) upon the receipt by the Corporation of a written request for such conversion from the holders of sixty-seven percent (67%) of the Series A Preferred Stock then outstanding (voting as a single class and on an as-converted basis), or, if later, the effective date for conversion specified in such requests (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).

(c) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Series A Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Series A Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Series A Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Series A Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

(d) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), after the Split Effective Time, into a greater number of shares of Common Stock, the number of shares of Common Stock into which each share of Series A Preferred Stock would otherwise convert immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately increased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise), after the Split Effective Time, into a lesser number of shares of Common Stock, the number of shares of Common Stock into which each share of Series A Preferred Stock would otherwise convert immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.

(e) Adjustments for Reclassification, Exchange and Substitution. If , after the Split Effective Time, the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Series A Preferred Stock shall have the right thereafter to convert such shares of Series A Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Series A Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(f) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(g) Amendment to Section 5.3. In addition to any other vote or written consent required pursuant to Section 5.5 hereof, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of sixty-seven percent (67%) of the Series A Preferred Stock take any of the actions (including by reclassification, merger or otherwise) to amend or change the provisions of this Section 5.3.

5.4 Voting.

(a) Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together as a single class and on an as-converted basis and not as separate classes.

(b) No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

(c) Adjustment in Authorized Series A Preferred Stock. The number of authorized shares of Series A Preferred Stock or any series thereof may be increased or decreased (but not below the number of shares of Series A Preferred Stock or any series thereof then outstanding) by an affirmative vote of a Supermajority.

(d) Adjustment in Authorized Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of a Supermajority.

(e) Series A Preferred Stock. Each holder of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series A Preferred Stock held by such holder could be converted as of the record date.

(f) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

(g) Election of Directors. Members of the Board of Directors shall be elected by the holders of Common Stock and Preferred Stock (voting together as a single class and on an as-converted basis).

5.5 Amendments and Changes. The Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of a Supermajority, take any of the following actions (including by reclassification, merger or otherwise):

(a) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation;

(b) increase or decrease the authorized number of shares of Common Stock or Preferred Stock (or any series or class thereof);

(c) authorize or create, or issue or obligate itself to issue, any new class or series of equity security (including any security convertible into or exercisable for any equity security);

(d) declare or pay any Distribution with respect to the Common Stock or Preferred Stock (or any series or class thereof) of the Corporation;

(e) increase or decrease the size of the Board of Directors;

(f) increase the number of shares authorized for issuance under any existing stock or option plan or create any new stock or option plan;

(g) voluntarily liquidate, dissolve or wind-up the business and affairs of the Corporation, or enter into any transaction or series of related transactions constituting a liquidation, dissolution or winding up of the Corporation or any of its subsidiaries;

(h) authorize or effect a consolidation, merger or similar combination, or an acquisition or sale of all or substantially all of the assets of the Corporation or any of its subsidiaries (other than a merger exclusively to effect a change of domicile of the Corporation);

(i) close an initial public offering of shares of capital stock of the Corporation, other than a Qualified IPO;

(j) sell, lease, transfer, exclusively license or otherwise dispose (including, without limitation, by merger, consolidation, reorganization or otherwise), in a single transaction or series of related transactions, of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or sell or dispose (including, without limitation, by merger, consolidation, reorganization, or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; or

(k) amend or alter this Section 5.5.

5.6 Reissuance of Series A Preferred Stock or Common Stock. In the event that any shares of Series A Preferred Stock shall be converted pursuant to Section 5.3 or any shares of Common Stock or Series A Preferred Stock are otherwise repurchased by the Corporation, the shares so converted or repurchased shall be cancelled and shall not be issuable by this Corporation.

5.7 Notices. Any notice required by the provisions of this Article V to be given to the holders of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

ARTICLE VI

6.1 Number of Directors; Classification; Election; Term.

(a) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors that constitutes the entire Board of Directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

(b) At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

(c) Effective upon the Effective Date, the directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders following the Effective Date, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Date and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Date. At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders following the Effective Date, each of the successors elected to replace the directors of a class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified or until his or her earlier death, resignation, or removal. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

6.2 Removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, a director may be removed from office by the stockholders of the Corporation only for cause.

6.3 Vacancies and Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, and except as otherwise provided in the DGCL, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified or until his or her earlier death, resignation, or removal.

ARTICLE VII

The Corporation is to have perpetual existence.

ARTICLE VIII

8.1 Written Ballot. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

8.2 Location of Meetings and Books and Records. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

8.3 No Action by Written Consent of Stockholders. Upon the Effective Date, no action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws of the Corporation, and no action shall be taken by the stockholders by written consent.

8.4 Special Meetings. Upon the Effective Date, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors, the Chief Executive Officer of the Corporation, or the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors and any power of stockholders to call a special meeting is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

8.5 Advance Notice Provisions. Upon the Effective Date, advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

8.6 Cumulative Voting. There shall be no cumulative voting.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. Notwithstanding the foregoing, upon the Effective Date, the stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of voting stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt or amend the Bylaws of the Corporation.

ARTICLE X

To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Neither any amendment nor repeal of this Article X, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article X, shall eliminate or reduce the effect of this Article X, in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE XI

The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or as may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as the same exists or as may hereafter be amended, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

A right to indemnification or to advancement of expenses arising under a provision of this Certificate of Incorporation or a bylaw of the Corporation shall not be eliminated or impaired by an amendment to this Certificate of Incorporation or the Bylaws of the Corporation after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

ARTICLE XII

The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, upon the Effective Date, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation, or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of voting stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article XII, Article VI, Sections 8.3, 8.4, 8.5 and 8.6, Article IX, Article X, and Article XI.

ARTICLE XIII

Prior to the Effective Date, to the extent permitted by law, the Corporation renounces any expectancy that a Covered Person offer the Corporation an opportunity to participate in a Specified Opportunity and waives any claim that the Specified Opportunity constitutes a corporate opportunity that should have been presented by the Covered Person to the Corporation; provided, however, that the Covered Person acts in good faith. A “Covered Person” is any member of the Board of Directors of the Corporation (who is not an employee of the Corporation or any of its subsidiaries) who is a partner, member or employee of a Fund. A “Specified Opportunity” is any transaction or other matter that is presented to the Covered Person in his or her capacity as a partner, member or employee of a Fund (and other than in connection with his or her service as a member of the Board of Directors of the Corporation) that may be an opportunity of interest for both the Corporation and the Fund. A “Fund” is an entity that is a holder of capital stock of the Corporation and that is primarily in the business of investing in other entities, or an entity that manages such an entity.